        EXHIBIT 24

           CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Ivy Ross,

has authorized and designated David A. Levin and Robert S. Molloy to execute and file on the undersigned's behalf all Forms 3, 4 and 5

(including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a

result of the undersigned's ownership of or transactions in securities of

Casual Male Retail Group, Inc.  The authority of David A. Levin and

Robert S. Molloy under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of

Casual Male Retail Group, Inc., unless earlier revoked in writing.  The undersigned acknowledges that David A. Levin and Robert S. Molloy are not assuming any of the undersigned's responsibilities to comply with

Section 16 of the Securities Exchange Act of 1934.

Date: April 12, 2016   By:   /s/ Ivy Ross

     Name: IVY ROSS